Exhibit 10.7

April 7, 2006

Mr. Robert D. Kamphuis

President and CEO

Mayville Engineering Company, Inc.

715 South Street

Mayville, WI 53050

Dear Bob:

This letter will serve as a Memorandum of Agreement between you and MEC regarding your plans to purchase real estate and construct a home in the Mayville area.

All of the Board members feel that it is extremely important for you, as President and Chief Executive Officer, and your family, to reside in the Mayville area. The value to the Company of having its President in close proximity to Company headquarters is immeasurable and to encourage you to proceed with your plans, MEC agrees to the following:

In the event MEC, or its successor, terminates your employment for any reason, or in the event of your death or permanent disability while employed by MEC, MEC guarantees to you the return of the initial cost of such residence. For purposes hereof, it is agreed that permanent disability shall be the inability to perform on a full time basis your normal duties for the corporation for at least six months as a result of mental or physical illness or injury.

You will provide MEC with a documented summary of costs to establish such guaranteed return. In the event such guarantee is in excess of the fair market value, as determined by appraisal at the time of such termination, MEC will use a “tax gross-up” to cover any personal income tax liability you may have resulting from the guarantee.

The costs shall include the initial costs (costs incurred within one year of the date of purchase of said real estate), and shall include the following: (1) purchase of vacant real estate, (2) installation of septic system, (3) installation of well and well pump system, (4) fair and reasonable costs of residence construction and landscaping.

Prior to calling on MEC to make the required guaranteed payment to you, you will have the option of attempting to sell the residence for an amount in excess of the guarantee if you feel the fair market value at that time is in excess of the guaranteed amount. If an acceptable offer is not received during a 60-day period for an amount in excess of the guarantee, you will then be able to call on MEC to honor the guarantee.

This Memorandum of Agreement is subject to formal Board approval which I anticipate will take place at the next MEC Board meeting.

Please indicate your approval by signing on the line provided below and returning a signed copy to me for the Company files.

Very truly yours,

MAYVILLE ENGINEERING COMPANY, INC.

By:	/s/ Carl N. Bachhuber
Carl N. Bachhuber
Chairman of the Board

Approval:

/s/ Robert D. Kamphuis
Robert D. Kamphuis